Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

Enable Midstream names Rod Sailor President and CEO effective January 1, 2016.
Company CFO to succeed interim CEO Pete Delaney

OKLAHOMA CITY (OCT. 27, 2015) Enable Midstream Partners, LP (NYSE: ENBL) today announced that its Board of Directors appointed company Executive Vice President and Chief Financial Officer Rodney (Rod) J. Sailor as President, Chief Executive Officer and member of the Board of Directors effective Jan. 1, 2016. Sailor will succeed interim CEO Pete Delaney. Delaney was named interim President and Chief Executive Officer effective June 1, 2015, following the departure of former CEO Lynn L. Bourdon.

“The pace of change within the energy sector is exponential. Enable’s next CEO must thrive in a dynamic environment, must accelerate its growth through understanding of the competitive landscape, and leverage the people and financial resources to capitalize on its position of strength,” said Alan Harris, Enable Board member and chair of the CEO search committee. “As a search committee, we looked at many leaders from across the energy sector for the ideal candidate. What we found with Rod was the right mix of character, experience and skills to ensure leadership and strategic continuity. He also demonstrated a commitment to building on Enable’s established, strong foundation and furthering the growth of a results-driven culture. He is clearly the leader for the company’s future and has the unanimous support of the Board of Directors.”

Delaney added that Sailor, who has demonstrated true leadership and character during the transition period, has played a major role in pushing the company’s strategy forward and strengthening the teamwork of the senior leadership team.

“Rod has the business experience, leadership skills and forward vision to lead Enable in the years ahead,” Delaney said. “I’ve had the opportunity to work with him closely and have observed his breadth of leadership and the strength of his commitment to Enable and to our values-based culture that guides us forward. Under Rod’s leadership, the company has built and maintained a strong balance sheet and sustained distribution growth. I’m convinced there is no better leader for Enable today.”

Sailor, 56, is a long-time energy industry veteran having held a variety of leadership positions in corporate finance, strategic planning and development, accounting and international finance. Prior to joining Enable, he served as senior vice president and chief financial officer at WPX

Exhibit 99.1

Energy. He also served as vice president and treasurer for The Williams Companies where he was instrumental in the formation of two master limited partnerships.

“I joined Enable about 18 months ago because I wanted to be a part of a company where I believed we could create something special,” Sailor said. “Today, I still hold that belief. We have great opportunities before us, and being entrusted to lead our people and this company into the future is incredibly humbling and exhilarating. Pete, in his short time with us as CEO, has contributed significantly to positively shaping our culture, and I look forward to building on the momentum he has established. And, at a time when our industry is in the midst of more disruption than we’ve encountered in a decade, I couldn’t be more confident in our ability to win, and more honored to lead.”

ABOUT ENABLE MIDSTREAM
Enable Midstream owns, operates and develops strategically located natural gas and crude oil infrastructure assets. The company’s assets include approximately 12,300 miles of gathering pipelines, 13 major processing plants with approximately 2.3 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable Midstream owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 87.5 billion cubic feet of storage capacity. For more information visit EnableMidstream.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding Enable Midstream Partners’ strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Enable Midstream’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Enable Midstream assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. Enable Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets.

These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Enable Midstream’s actual results and plans could differ materially from those expressed in any forward-looking statements.

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